EXHIBIT 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE
Rio Tinto Finance (USA) plc
6 St. James's Square
London SW1Y 4AD

Rio Tinto Finance (USA) Limited
Level 7
360 Collins Street
Melbourne, Victoria 3000
Australia

Rio Tinto Finance (USA) Inc.
4700 Daybreak Parkway
South Jordan, Utah 84009
U.S.A.

Rio Tinto plc
6 St. James's Square
London SW1Y 4AD

Rio Tinto Limited
Level 7
360 Collins Street
Melbourne, Victoria 3000
Australia
May 21, 2020
Ladies and Gentlemen:
We have acted as special United States counsel for Rio Tinto Finance (USA) plc, a corporation organized under the laws of England and Wales, Rio Tinto Finance (USA) Limited, a corporation incorporated under the laws of the State of Victoria, Commonwealth of Australia, Rio Tinto Finance (USA) Inc., a corporation incorporated under the laws of the State of Delaware (together with Rio Tinto Finance (USA) plc and Rio Tinto Finance (USA) Limited, the "Issuers") and Rio Tinto plc, a corporation organized under the laws of England and Wales ("Rio Tinto plc") and Rio Tinto Limited, a corporation incorporated under the laws of the State of Victoria, Commonwealth of Australia ("Rio Tinto Limited" and, together with Rio Tinto plc, the "Guarantors"), in connection with the automatic shelf registration statement on Form F-3 filed with the United States Securities and Exchange Commission on May 21, 2020 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933 (the "Act") of (i) an indeterminate amount of the Issuers' debt securities (the "Debt Securities"), which, if issued, will be unconditionally guaranteed as to payment of principal, premium, if any, and interest (the "Guarantees") by each of the Guarantors and (ii) the Guarantees. The Debt Securities may be issued from time to time pursuant to the indenture dated July 2, 2001, amended and restated as of March 16, 2012 (as amended or supplemented through the date hereof, the "Indenture") among the Issuers, the Guarantors and The Bank of New York Mellon (the "Trustee").

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This opinion is limited to the federal law of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.
We have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that each of the Issuers (other than Rio Tinto Finance (USA) Inc.) has the power to execute and deliver the Debt Securities and the Indenture and perform its obligations thereunder, that each of the Guarantors has the power to execute and deliver the Guarantees and the Indenture and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of the Commonwealth of Australia by each of Rio Tinto Finance (USA) Limited and Rio Tinto Limited and under the laws of England by each of Rio Tinto Finance (USA) plc and Rio Tinto plc, that the Debt Securities and the Guarantees conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.
In our opinion:
1The Indenture has been duly executed and delivered by each of the Issuers and each of the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of each of the Issuers and each of the Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
2The Debt Securities, when executed and delivered by the relevant Issuer against payment therefor pursuant to the terms of the Indenture and when authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the relevant Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
3The Guarantees, when executed and delivered by each of the Guarantors pursuant to the terms of the Indenture, will constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Linklaters LLP
Linklaters LLP